ARTICLES OF AMENDMENT
                         TO ARTICLES OF INCORPORATION OF
                      FAMILY STEAK HOUSES OF FLORIDA, INC.


     FAMILY STEAK HOUSES OF FLORIDA, INC., pursuant to Section 607.1006, Florida Statutes, does hereby file the following Articles of Amendment and state:

     1. That the name of the Corporation is FAMILY STEAK HOUSES OF FLORIDA, INC.

     2. That Article IV(A) of the Articles of Incorporation of FAMILY STEAK HOUSES OF FLORIDA, INC. is hereby amended to read as follows:


                                   ARTICLE IV

     A. Common Stock. Four Million (4,000,000) shares of Common Stock having a par value of one cent ($.01) per share. The whole or part of the common Stock of this corporation shall be payable in lawful money of the United States of America, or in property, labor or services at a just valuation to be fixed by the Board of Directors.


     3. That the foregoing amendment will result in an exchange of issued shares and the provisions for implementing the amendment are as follows:

     A. On the Effective Date, each five shares of Common Stock outstanding prior to the Effective Date ("Pre-Split Shares of Common Stock") will automatically be combined and changed into one share of Common Stock ("Post-Split Share of Common Stock"). No additional action on the part of the Corporation or any shareholder will be required in order to effect the reverse split implemented by this Amendment to the Articles of Incorporation ("Reverse Split") and, beginning on the Effective Date, each certificate representing Pre-Split Shares of Common Stock will represent for all purposes one fifth of that number of Post-Split Shares of Common Stock. Shareholders will be requested to exchange their certificates representing shares of Common Stock held prior to the Reverse Split for new certificates representing Shares of Common Stock issued as a result of the Reverse Split. The Corporation's transfer agent, ChaseMellon Shareholder Services, LLC, will act as the Corporation's exchange agent in implementing the exchange of stock certificates.

     B. Shareholders will be furnished the necessary materials and instructions to effect such exchange promptly following the Effective Date. Certificates representing Pre-Split Shares of Common Stock subsequently presented for transfer will not be transferred on the books and records of the Corporation but either will be returned to the tendering person for exchange or processed as a transfer of Post-Split shares of Common Stock.


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     C. No scrip or fractional  Post-Split Shares of Common Stock will be issued to any shareholder in connection with the Reverse Split. In lieu of issuance of any fractional shares that would otherwise result from the Reverse Split, the Corporation will issue to any shareholder that would otherwise receive fractional shares one (1) additional share of Common Stock.

     D. Shareholders are encouraged to surrender their certificates for certificates evidencing whole Post-Split Shares of Common Stock as promptly as possible after receipt of instructions from the Corporation's exchange agent.


     4. That the foregoing amendment was approved by a majority of the outstanding shares of Common Stock entitled to vote on this amendment at a special meeting of shareholders held on February 24, 1998, and the number of votes cast was sufficent for approval.

     5. The Effective Date of this Amendment shall be March 4, 1998, 12:01 a.m.


     IN WITNESS WHEREOF, the undersigned President and Secretary of this corporation have executed these Articles of Amendment on the 25th day of February, 1998.



                                            FAMILY STEAK HOUSES OF FLORIDA, INC.


                                            By: /s/ LEWIS E. CHRISTMAN, JR.
                                                ----------------------------
                                                     Lewis E. Christman, Jr.
                                                     President


Attest:

/s/ MICHAEL J. WALTERS
------------------------------
Michael J. Walters, Secretary




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